Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (“Agreement”) made and entered into this 7th day of May, 2007, but effective as of the 1st day of July, 2007.

BY AND BETWEEN

II-VI INCORPORATED, a Pennsylvania corporation, having a principal place of business at 375 Saxonburg Boulevard, Saxonburg, Butler County, Pennsylvania 16056, hereinafter referred to as “Employer”,

AND

Francis J. Kramer of 10491 Allante Court, Gibsonia, Pennsylvania 15044, hereinafter referred to as the “Employee”.

WHEREAS, Employer and Employee entered into an Employment Agreement dated August 3, 1987 (the “Prior Agreement”);

WHEREAS, Employer desires to employ the Employee as Chief Executive Officer and provide Employee with certain additional benefits;

WHEREAS, the Employee has assumed a position of confidentiality, trust and importance with the Employer, and has information, knowledge and experience with the Employer which would be hard to replace and which would also place the Employer at a competitive disadvantage should Employee accept employment with or otherwise assist a competitor; and

WHEREAS, Employer and Employee desire to amend and restate the Prior Agreement in its entirety as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree to the following:

1. Position. Employer shall employ the Employee as President and Chief Executive Officer effective as of July 1, 2007 to perform such duties as may be determined and assigned to him by the Board of Directors of Employer. This Agreement shall remain in effect until terminated in accordance with Section 9.

2. Compensation. In consideration of the services to be performed by the Employee, the Employer agrees to pay the Employee a salary of Three Hundred Sixty Thousand Dollars ($360,000) per annum at times and dates to be determined by the Employer (“Annual Base Salary”), together with any cash bonuses (“Annual Cash Bonus”) and other bonuses in the discretion of the Employer. The Annual Base Salary may be modified from time to time at the sole discretion of the Employer.

3. Fringe Benefits. Employer agrees to provide the Employee with the fringe benefits which are routinely provided to the employees of the Employer, and further agrees that the employee shall be eligible to participate in the Employer’s Omnibus Incentive Plan or plans existing from time to time, but any stock options to be received under any such plan shall be granted solely in the discretion of the Board of Directors or the appropriate Board committee. Employer agrees to provide the Employee with life insurance coverage in an amount equal to two (2) times the Annual Base Salary. The Employer agrees to obtain long-term disability insurance for the Employee which will provide the Employee with a disability benefit in an amount equal to sixty percent (60%) of his annual Base Salary in excess of Two Hundred Thousand Dollars ($200,000) (“Supplemental Disability Benefit”). Alternatively, the Employer may elect to provide the Employee with the Supplemental Disability Benefit directly in lieu of the insurance. The Supplemental Disability Benefit will be payable to the Employee upon terms and conditions similar to the long-term disability insurable benefit provided to all employees of the Employer. The Employer shall provide the Employee with the Supplemental Disability Benefit until Employee attains the age of sixty-six (66).

4. Best Efforts. Employee covenants and agrees to devote all of his business time and efforts to the faithful performance of the duties assigned to him from time to time by the Employer, except to the extent that such outside time and effort is approved by the Employer.

5. Confidentiality. The Employee, during the term of employment under this Agreement, will have access to and become familiar with various trade or business secrets, including but not limited to drawings, processes, technical information and data, scientific data, business methods, forms and contracts, as well as compilations of information, records and specifications, customer lists and marketing and sales data, which are owned by Employer or its customers (“Information”). During the term of this Agreement and at all times after termination of this Agreement, unless authorized in writing by Employer, Employee will not use the Information for Employee’s or any third party’s benefit or advantage or disclose the Information or cause it to be disclosed, or permit disclosure of it to any third party, or use the Information in any way which would be detrimental to the Employer. Employee will not be liable to the Employer for the disclosure of Information:

a)	which was known to the Employee on a non-confidential basis prior to the Employee’s employment with Employer and Employee’s prior knowledge is established by written documents in Employee’s files which predate execution of this Agreement; or

b)	which is received rightfully by Employee on a non-confidential basis; or

c)	which is subject to any disclosure laws or becomes part of the public domain.

In any judicial proceeding, it will be presumed that the Information constitutes protectable trade secrets and Employee will bear the burden of proving that any Information is publicly or rightfully known by Employee. All Information and equipment relating to the business of Employer, whether purchased or prepared by the Employee or otherwise coming into his possession, shall remain the exclusive property of Employer and shall not be removed from the premises of Employer under any circumstances whatsoever without the prior written consent of Employer.

6. Inventions. Any and all developments, discoveries, inventions, enhancements, modifications and improvements (“Inventions”) created or developed by Employee either alone or with others during the term of his or her employment, whether or not during working hours and whether on the Employer’s premises or elsewhere, will be the sole and exclusive property of Employer if the Invention is:

(a)	within the scope of Employee’s duties assigned or implied in accordance with his or her position; or

(b)	a product, service, or other item which would be in competition with the products or services offered by Employer or which is related to Employer’s products or services, whether presently existing, under development, or under active consideration; or

(c)	in whole or in part, the result of Employee’s use of Employer’s resources, including without limitation personnel, computers, equipment, office facilities or otherwise.

Employee will disclose promptly to Employer any and all Inventions and will reduce such disclosure to a detailed writing upon request by Employer. During the term of Employee’s employment with Employer and after termination of such employment, if Employer should then so request, Employee agrees to assign and does hereby assign to Employer all rights in the Inventions. Employee agrees to execute and deliver to Employer any instruments Employer deems necessary to vest in Employer the sole title to and all exclusive rights in the Inventions. Employee agrees to execute and deliver to Employer all proper papers for use in applying for, obtaining, maintaining, amending and enforcing any legal protections as the Employer may desire. Employee further agrees to assist fully Employer or its nominees in the preparation and prosecution of any litigation connected with the Inventions. Employee’s obligations and covenants in this Section will be binding upon Employee’s heirs, legal representatives, successors and assigns. Employee agrees that there are no patents, patents pending, copyrights, trademarks, trade names, inventions, writings, drawings and the like, whether or not patentable or copyrightable, that are owned by Employee and were made or conceived by Employee prior to employment by Employer.

7. Non-solicitation. Employee hereby expressly covenants and agrees that at no time during the term of his employment, or for a period of two (2) years immediately following the termination of his employment, whether said termination is occasioned by Employer, the Employee, or the mutual agreement of said parties, will he, for himself, or on behalf of any other person, persons, firm, partnership, corporation, or company, call upon any customer or customers, client or clients of Employer for the purpose of soliciting, selling, or both, to any of said customers or clients, any services or products directly related to those provided and/or produced by Employer, nor will Employee, in any way directly or indirectly, for himself or on behalf of or in conjunction with any other person, firm, partnership, corporation, company or any other entity, solicit, divert, or take away any such customers or clients of Employer during the term of this employment or for two (2) years immediately following the termination of this Agreement. The non-solicitation period set forth in this Section 7 shall be extended for an additional one (1) year period if the Employee receives severance pay under Section 10(d) of this Agreement.

8. Non-compete. The Employee covenants and agrees that upon the termination of his employment, the Employee shall not enter into or engage generally in direct or indirect competition with Employer in the business of infrared, electronic or electro-optic materials, optics, components and detectors in direct competition with products made by Employer in the wherever such products are sold, whether as an individual on his own, or as a partner or joint venturer, or as an employee or agent for any person or company, or as a five percent (5%) or more investor, officer, director, shareholder or otherwise, for a period of two (2) years after the date of termination of his employment hereunder. This covenant on the part of the Employee shall be construed as an agreement independent of any other provision of this Agreement; and the existence of any claim or cause of action of the Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of this covenant. The non-compete period set forth in this Section 8 shall be extended for an additional one (1) year period if the Employee receives severance pay under Section 10(d) of this Agreement.

9. Termination of Agreement. The employment relationship of the parties hereto may be terminated by either party upon thirty (30) days written notice to the other party at any time, with or without Cause (as defined in Section 10 below).

10. Severance.

(a) Termination for Cause. Upon the termination of the Employee’s employment for Cause, the Employee shall not be entitled to any severance, termination or other payments other than unpaid Annual Base Salary earned by the Employee up to the date of termination.

(b) Termination on Death or Disability or by Employee without Good Reason. On termination of the Employee’s employment as a result of the Employee’s death or as a result of the Employee having become permanently disabled, the Employer shall pay to the Employee or his personal representative on behalf of the Estate of the Employee, his Annual Base Salary through the last day of the fiscal year in which the date of death or disability occurs and payment of any Bonuses that would have been paid to Employee for such fiscal year had Employee remained employed by the Employer, which Bonuses shall not be prorated because the Employee was not employed for the full fiscal year. On the termination of employment by the Employee for other than Good Reason (as defined below), the Employer shall pay to the Employee any unpaid Annual Base Salary and Bonuses, on a prorata basis, earned by the Employee up to the date of termination.

(c) Termination without Cause or by Employee for Good Reason. Subject to the provisions of Sections 10(e) and 10(f) of this Agreement, if the Employer terminates the Employee’s employment without Cause or the Employee terminates the Employee’s employment for Good Reason, except when such termination is coincident with or within an eighteen (18) month period following the occurrence of a Change in Control (as defined below), the Employer shall pay Employee severance pay in an amount equal to 2 multiplied by the Employee’s Average Annual Income. For purposes of this subparagraph, “Average Annual Income” shall be calculated as the sum of the Employee’s Annual Base Pay and Annual Cash Bonus for the preceding three (3) fiscal years of the Employer divided by three (3). The severance pay will be paid to the Employee at the regular pay dates of the Employer in equal payments over a twenty-four (24) month period commencing after the expiration of any applicable revocation periods set forth in the Release (as defined below). This severance payment will not be considered compensation for the purpose of any other fringe benefit plan of the Employer. The Employer shall also pay the premiums associated with the continuation of the life insurance and health insurance benefits that the Employee was provided by the Employer as of the date of termination during the period of time that the severance payments are due hereunder.

(d) Termination after Change in Control. Subject to the provisions of Sections 10 (e) and 10(f) of this Agreement, if the Employer terminates the Employee’s employment without Cause or the Employee terminates the Employee’s employment for Good Reason, and such termination is coincident with or within an eighteen (18) month period following the occurrence of a Change in Control, the Employer shall pay Employee severance pay in an amount equal to 2.99 multiplied by the Employee’s Average Annual Income. For purposes of this subparagraph “Average Annual Income” shall be calculated as the sum of the Employee’s Annual Base Pay and Annual Cash Bonus for the preceding five (5) fiscal years of the Employer divided by five (5). The severance pay will be paid to the Employee at the regular pay dates of the Employer in equal payments over a thirty-six (36) month period commencing after the expiration of any applicable revocation periods set forth in the Release. This severance payment will not be considered compensation for the purpose of any other fringe benefit plan of the Employer. The Employer shall also pay the premiums associated with the continuation of the life insurance and health insurance benefits that the Employee was provided by the Employer as of the date of termination during the period of time that the severance payments are due hereunder.

(e) Reduction of Severance Payments. Notwithstanding anything to the contrary contained in Sections 10(c) and 10(d) above, in the event the Employer determines that part or all of the consideration, compensation or benefits to be paid to the Employee under this Agreement constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue

Code of 1986, as amended (the “IRC”), then, if the aggregate present value of such parachute payments, together with the aggregate present value of any consideration, compensation or benefits to be paid to the Employee under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times the Employee’s “base amount”, as defined in Section 280G(b)(3) of the IRC (the “Employee’s Base Amount”), the amounts payable hereunder constituting “parachute payments” which would otherwise be payable to or for the benefit of the Employee shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Employee’s Base Amount.

(f) Conditions to Receipt of Severance Benefits. As a condition to receiving any severance benefits to which the Employee may otherwise be entitled under Sections 10(c) and 10(d) of this Agreement (the “Severance Benefits”), the Employee shall execute, deliver and not revoke a release and waiver (the “Release”), in a form provided by the Employee, of any claims, whether arising under Federal, state or local statute, common law or otherwise, against the Employer and its subsidiaries, except for any issues arising out of the application of Section 409A to this Agreement. If the Employee fails or otherwise refuses to execute a Release within a reasonable time after the Employer’s request to do so, the Employee will not be entitled to any such severance benefits and the Employer shall have no further obligations with respect to the payment of the Severance Benefits. In addition, if following a termination of employment that gives the Employee a right to the payment of Severance Benefits, the Employee engages in any activities that would have violated any of the covenants in Sections 5, 6, 7 and 8 of this Agreement, the Employee shall have no further right or claim to any Severance Benefits from and after the date on which the Employee engages in such activities and the Employer shall have no further obligations with respect to the payment of the Severance Benefits.

(g) Section 409A. The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”), the regulations issued thereunder or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). If the Employer determines in good faith that any amounts to be paid to Employee under this Agreement are subject to Section 409A of the Code, then the Employer may, to the extent necessary, adjust the form and/or the timing of such payments as determined to be necessary or advisable to be in compliance with Section 409A. If any payment must be delayed to comply with Section 409A, then the deferred payment will be paid at the earliest practicable date permitted by Section 409A.

(h) Definitions. For purposes of this Agreement, the following definitions shall have the following meanings:

(1) “Cause” shall mean a determination by the Board of Directors, in the exercise of its reasonable judgment, that any of the following has occurred:

(i) the willful and continued failure by the Employee to perform his duties and responsibilities with the Employer under this Agreement (other than any such failure resulting from incapacity due to physical or mental illness or disability) which is not cured within thirty (30) days of receiving written notice from the Employer specifying in reasonable detail the duties and responsibilities which the Employer believes are not being adequately performed;

(ii) the willful engaging by the Employee in any act which is materially damaging to the Employer;

(iii) the conviction of the Employee of, or a plea of “guilty” or “no contest” to, (A) any felony or (B) a criminal offense involving fraud, dishonesty or other moral turpitude;

(iv) any material breach by the Employee of the terms of this Agreement or any other written agreement between the Employee and the Employer relating to proprietary information, confidentiality, non-competition or non-solicitation; or

(v) the engaging by the Employee in any intentional act of dishonesty resulting or intended to result, directly or indirectly, in personal gain to the Employee at the Employer’s expense.

(2) “Change in Control” shall be deemed to have occurred when (i) the Employer is merged or consolidated with another entity the result of which is that immediately following such transaction (A) the persons who were the shareholders of the Employer immediately prior to such transaction have less than a majority of the voting power of the Employer or the entity owing or controlling the Employer or (B) the individuals who comprised the Board of Directors of the Employer immediately prior such transaction cease to be at least a majority of the members of the Board of Directors of the Employer or of the entity controlling the Employer, or (ii) a majority of the Employer’s assets are sold or otherwise transferred to another corporation not controlled by or under common control with the Employer or to a partnership, firm, entity or one or more individuals not so controlled, or (iii) a majority of the members of the Employer’s Board of Directors consists of persons who were not nominated for election as directors by or on behalf of the Employer’s Board of Directors or with the express concurrence of the Employer’s Board of Directors, or (iv) a single person, or a group of persons acting in concert, obtains voting control over a majority of the Employer’s outstanding voting shares; provided, however, that a Change in Control shall not have occurred as of result of any transaction in which Carl J. Johnson, and/or his affiliates, including the II-VI Incorporated Foundation, directly or indirectly, acquire more than a majority of the assets or stock of the Employer or of the entity controlling the Employer.

(3) “Good Reason” means, without the Employee’s express written consent: (i) a significant reduction of Employee’s employment responsibilities; (ii) a material reduction by the Employer of the Employee’s Annual Base Salary as in effect immediately prior to such reduction; (iii) a substantial increase in the amount of Employee’s business travel which produces a constructive relocation of Employee; (iv) a material reduction by the Employer in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; or (v) the relocation of the Employee to a facility or a location more than fifty (50) miles from his then current location.

11. Return of Property. Employee agrees, upon the termination of his employment with Employer for any reason whatsoever, to return to an officer of Employer all equipment, records, copies of records, papers, and other work product pertaining to any work performed by Employee while associated with Employer; and in the event Employee shall fail to do so, or in the event Employee shall violate this Agreement, Employee shall forfeit all claims to unpaid compensation or severance pay without affecting the right of Employer to compel the return of said records and papers.

12. Severability. In the event that, and if for any reason, any portion of this Agreement shall be held to be invalid or unenforceable, it is agreed that the same shall not affect any other portion of this Agreement, but that the remaining covenants and restrictions or portions thereof shall remain in full force and effect, and that if the validity or unenforceability is due to the unreasonableness of the time or geographical area covered by said covenants and restrictions, said covenants and restrictions of this Agreement shall nevertheless be effective for such period of time and for such area as may be determined to be reasonable by a Court of competent jurisdiction.

13. Modification; Waiver. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Employee by the Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. No alterations, amendments, changes or additions to this Agreement will be binding upon either Employer or Employee unless reduced in writing and signed by both parties. No waiver of any right arising under this Agreement made by either party will be valid unless given in a writing signed by both parties.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

15. Prior Agreements. Employee warrants and represents that Employee’s performance under this Agreement will not violate any other agreement to which Employee is a party and that Employee will not bring any materials which are proprietary to a third party to Employer without the prior written consent of such third party.

16. Arbitration. Any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by arbitration conducted expeditiously in accordance with the Center of Public Resources Rules for Non-Administered Arbitration of Business Disputes by three independent and impartial arbitrators. Each party shall appoint one of such arbitrators, and the two arbitrators so appointed shall appoint the third arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-

16, and judgment on the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Pittsburgh, Pennsylvania. The arbitrators are not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any damages in excess of compensatory damages.

17. Binding Agreement; Survival. This Agreement is binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. Employee agrees that the obligations of Sections 5, 6, 7, 8, 11, 12, and 16 of this Agreement will survive the termination of this Agreement.

18. Assignment. Employer may assign its rights under this Agreement to any affiliate or parent of Employer or to any corporation acquiring all or substantially all of the assets of Employer or to any other corporation into which Employer may be liquidated, merged, or consolidated.

19. Headings. The headings used in this Agreement are for convenience only and do not constitute part of the Agreement. All provisions of the Agreement shall be construed as if no headings had been used in the Agreement.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have set their hands and seals the day and year first above written.

ATTEST:	II-VI INCORPORATED

/s/ Robert D. German	By:	/s/ Carl J. Johnson
Robert D. German, Secretary		Carl J. Johnson, Chairman

WITNESS:

/s/ Joanne Kramer		/s/ Francis J. Kramer
Joanne Kramer		Francis J. Kramer

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